Exhibit 10.23

Geovic Mining Corp.

Charter for

Nominating and Corporate Governance Committee

I. Purposes

The Nominating and Corporate Governance Committee (“Committee”) generally acts on behalf of the Board of Directors (“Board”) of Geovic Mining Corp. (the “Company”). The Board has determined to establish the governing principles of the Committee through adoption of this Charter. The Committee’s principal purposes shall be to:

•	Establish criteria for service as a director, and to review candidates and recommend to the Board the nominees for directors in connection with the Company’s Annual Meetings of Stockholders;

•	Recommend highly qualified candidates who it believes will, if added to the Board, enhance the strength, independence and effectiveness of the Board;

•	Recommend appropriate governance practices for the Company in light of corporate governance guidelines set forth by regulatory entities and applicable law;

•	Develop and recommend to the Board the Code of Business Conduct and Ethics for the Company;

•	Review and approve material transactions between the Company or a subsidiary of the Company and related persons;

•	Adopt guidelines to establish timing for routine sales of our securities by officers or directors and employees;

•	Review policies and guidelines for dissemination of material non-public information concerning the business or affairs of the Company and its operating subsidiaries; and

•	Recommend to the Board compensation guidelines for directors of the Company.

II. Membership and Organization

A. Appointment.

The members of the Committee shall be appointed by the Board. The Board shall designate one member of the Committee as Chair; if the Chair is absent from a meeting of the Committee, another member selected by the Committee may act as Chair. The Chair shall be responsible for reporting the Committee’s activities and recommended actions to the Board.

B. Term.

Members of the Committee will be appointed at the annual meeting of the Board for one-year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. A majority of the independent members of the Board may remove a member of the Committee at any time with or without cause, and the Board may fill vacancies on the Committee.

C. Committee Membership

The Committee shall be comprised of three or more members of the Board, at least two of whom are determined by the Board to be “independent” under the rules of the Toronto Stock Exchange and any other exchange on which securities of the Company may be listed or traded (together, the “Exchange”). A Committee which is comprised of at least three members may include one non-independent director who is not a current officer or employee and who meets the other specified requirements if then permitted under applicable rules of the Exchange. In addition, a person may serve on the Committee only if the Board determines that he or she (i) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“1934 Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

III. Meetings and Procedures

A. The Committee shall meet as often as the chair or its members deem necessary or appropriate, but at least once annually to perform the Committee’s responsibilities.

B. Meetings of the Committee shall be subject to the procedural rules established by the Committee, or if none, the procedural rules that govern meetings of the Board. The Committee may establish its own rules of procedure, not inconsistent with: (a) any provisions of the Company’s certificate of incorporation or by-laws, or (b) the corporate laws of Delaware.

C. The Committee chair, or acting chair as designated by the Committee’s members, will preside at each meeting of the Committee, and in consultation with the other members of the Committee, shall set the length of each meeting and the agenda items to be addressed. The agenda and any other background materials to be discussed at the Committee meeting shall be distributed to the Committee’s members prior to the meeting.

Exhibit 10.23 Nominating and Governance Committee Charter final
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D. At the request of the Committee, one or more Officers of the Company shall assist the Committee and the Chair to prepare for and to conduct meetings. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting or provide such information as the Committee requests.

E. The Committee will keep minutes of all its proceedings, and the chair will report the Committee’s actions and recommendations at the following meeting of the Board. Committee members will be furnished with a copy of the minutes of each meeting.

F. The Company will provide appropriate funding, as reasonably determined by the Board, for the Committee to perform its responsibilities under this Charter.

IV. Authority and Responsibilities

A. The principal responsibilities and functions of the Committee are as follows:

1. Annually present to the Board a list of individuals recommended as nominees for election to the Board at the Annual Meeting of Stockholders. Before recommending an incumbent director, review their qualifications, including capability, availability to serve, any conflicts of interest, and other relevant factors.

2. Assist in identifying, interviewing and recruiting qualified candidates to be added to the Board. The Committee shall not recommend a person to serve as a replacement or additional director unless: (i) the person has been interviewed (either in person or by telephone) by at least one member of the Committee, (ii) the Committee determines that the person is willing and intends to represent and act in the interests of all of the Company’s stockholders, (iii) the Committee determines that the person is willing to comply with all requirements of the Toronto Stock Exchange, and any other exchange on which securities of the company may be listed, and all applicable rules of the United States Securities and Exchange Commission.

3. The Committee may select and retain at its sole discretion outside consultants or search firms to assist in identifying qualified director candidates. The Committee shall have the sole authority to approve the outside consultants’ fees and retention terms and to terminate any relationship with any outside consultant, subject to any annual amount budgeted by the board for Committee expenses.

4. Review and consider candidates for nomination to be elected as directors which are properly submitted by any stockholder(s) of the Company in accordance with director nomination procedures for stockholders set forth below or that that may be established from time to time by the Board.

Exhibit 10.23 Nominating and Governance Committee Charter final
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5. Periodically, or as requested by the Board, review the size and composition of the Board and each of its committees, review each Committee’s Charter, and develop and present recommendations to the Board for: (1) the creation of additional committees or dissolution or reorganization of existing committees, (ii) changes in the mandates of any committee, and (iii) criteria for the selection of individuals to be considered for appointments to committees, as needed.

6. Make recommendations to the Board concerning the appointment of directors to Board committees and the selection of committee chairs; recommendations shall consider suggestions from the Chairman of the Board and the Chief Executive Officer (if different), desired characteristics of committee members, specific legal and regulatory requirements, whether there should be a policy of periodic rotation of directors among the committees, the number of boards and other committees on which the directors serve, and whether there should be any limitations on the number of consecutive years a director should serve on any one committee.

7. Develop and recommend to the Board for approval corporate governance principles applicable to the Company and review such guidelines periodically and recommend any changes to the Board concerning any changes deemed appropriate to foster improved corporate governance.

8. Review and recommend to the Board all compensation and reimbursements to be paid to members of the Board who are not also employees of the Company or a subsidiary, including persons to be elected to the board by Directors to fill vacancies on the Board, including vacancies created by increasing the size of the Board.

9. At least annually, review and discuss management succession and performance evaluations, to the extent not undertaken by the Compensation Committee of the Board.

10. Review periodically or upon request of the Board, the Company’s Charter and other governing documents and, if appropriate, recommend changes necessary to foster improved corporate governance.

11. Review uniform policies and guidelines, including the effectiveness thereof, established by the Company for the dissemination of material non-public information, and compliance with applicable disclosure requirements of United States and Canada securities laws and rules of the Exchange.

12. Review conflicts of interest that may affect the Company, or any director or executive officer. Promptly consider and approve, if requested, material transactions between the Company or a subsidiary and any officer, director or holder of more than 5% of the Company’s outstanding voting securities or any affiliate of such persons.

Exhibit 10.23 Nominating and Governance Committee Charter final
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13. Prior to each annual meeting of the Board, or more often in the discretion of the Committee, the Committee shall review any communications by stockholders addressed to the Committee that relate to corporate governance issues.

14. Review annually the application of the Company’s conflict of interest policy, as set forth in its Code of Business Conduct and Ethics, to the members of the Board, and executive officers of the Company or any subsidiary.

15. On an annual basis, prior to the Annual Meeting of Directors, review and recommend to the Board one member of the Board (who may be the Chief Executive Officer of the Company) to serve as Chairman of the Board during the period for which the Directors are elected at the annual meeting of stockholders. If the CEO is selected as Chairman, then the independent Directors may designate one of the independent directors to serve as the Lead Independent Director, with such responsibilities and powers as may be approved by the Board.

16. Periodically review the “independence” of directors, as such term is defined by applicable regulatory and listing standards.

B. The Committee shall have authority to delegate any of its responsibilities to such subcommittees as the Committee may deem appropriate.

V. Other Powers and Responsibilities

A. Evaluations.

The Committee shall periodically review and report to the Board the Committee’s performance and the performance of each Committee. In conducting its review, the Committee shall address matters that it considers relevant to its performance, including the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee’s responsibilities.

B. Miscellaneous.

The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws, and governing law, as the Committee deems appropriate or the Board requests.

Exhibit 10.23 Nominating and Governance Committee Charter final
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